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   Exhibit 99.1

AEROPOSTALE RESUMES SEARCH FOR  BOARD MEMBER

NEW YORK, N.Y. - SEPTEMBER 30, 2003 --Aeropostale, Inc., a mall-based specialty retailer of casual and active apparel for young women and men, today announced that Lance Ford, a recent appointment to Aeropostale's Board of Directors, will be unable to fulfill his commitment to serve as a director of the company. As a result of this unanticipated situation, the company will resume its search for an additional independent director on the company's board.

"It is with much regret that I tender my resignation from the board of Aeropostale due to a conflict with the policies of my current employer", said Lance Ford. "I am very disappointed as I was looking forward to being involved in the future of this dynamic company. I continue to be impressed by Aeropostale's ability to grow and expand the brand, while at the same time keeping in touch with the wants and needs of a younger consumer. They appear to be loyal and comfortable with the Aeropostale proposition, and clearly, the future looks bright and primed for continued success."

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 446 stores in 41 states.

SPECIAL NOTE: SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's prospectus dated July 28, 2003 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.